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                                                                      Exhibit 18




May 14, 2001


To the Board of Directors of
ON Semiconductor Corporation


We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of ON Semiconductor Corporation's (the "Company") Quarterly Report on Form 10-Q for the period ended March 30, 2001. Note 2 therein describes a change in the Company's revenue recognition method for sales to distributors from the time product is sold to distributors to the time product is sold by the distributors to the end customers. It should be understood that the preferability of one acceptable method of accounting over another for revenue recognition relating to distributor sales has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2000. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,



/s/PricewaterhouseCoopers LLP